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                                                                    Exhibit 10.3


                         SEVERANCE AGREEMENT AND RELEASE

This SEVERANCE AGREEMENT AND RELEASE ("Agreement") is made as of this 21st day of December, 2001, by and among GTECH Holdings Corporation, GTECH Corporation, together with their respective direct and indirect subsidiaries and affiliates and any of their respective officers, directors or employees (collectively "GTECH" or the "Company") and Mr. Jean-Pierre Desbiens ("Mr. Desbiens").

                                   WITNESSETH:

      WHEREAS, Mr. Desbiens has been employed by GTECH since August, 1998, as Senior Vice President of Worldwide Sales and Business Development; and

      WHEREAS, GTECH has sought for its own convenience that Mr. Desbiens and GTECH sever their relationship; and

      WHEREAS, the parties wish to set forth their agreement respecting the terms and conditions thereof.

      NOW, THEREFORE, the parties hereby agree as follows:

1. Termination of Employment. It is hereby agreed that Mr. Desbiens' employment terminates effective May 2, 2002 (the "Separation Date").

2. Continuation of Base Salary. (a) In furtherance of GTECH's obligations to Mr. Desbiens under the Separation Agreement, GTECH shall continue Mr. Desbiens' base salary as of the Separation Date (annualized at $285,500.00), subject to all applicable deductions, for a period that shall end ten (10) months from the Separation Date.

      (b) These payments and the other benefits provided for in this Agreement constitute the entire obligation of GTECH, represent full and complete satisfaction by GTECH of all obligations under the Separation Agreement and any severance policy, and constitute full and complete settlement of any claim under law or equity that Mr. Desbiens might otherwise assert against GTECH for compensation, benefits or remuneration of any form.

3. Benefits. From and after the Separation Date, Mr. Desbiens shall not be eligible for any GTECH benefits or perquisites, and shall no longer be eligible to participate in any GTECH benefit program or plan, except as expressly set forth below:

      a. GTECH shall (i) for a period of ten (10) months following the Separation Date, or until Mr. Desbiens' earlier death, and subject to continued employee contributions at levels equal to those existing as of the Separation Date, continue to provide Mr. Desbiens with the life insurance policy in effect as of the Separation Date ("Life Insurance Coverage"), and (ii) for a period of ten (10) months
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following the Separation Date, and subject to continued employee contributions at levels equal to those existing as of the Separation Date, continue to provide the health insurance currently provided to Mr. Desbiens as of the Separation Date. Thereafter, GTECH will respect Mr. Desbiens's rights, if any, to continued coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

      b. GTECH shall pay to Mr. Desbiens his accrued but unused vacation pay during the pay period following the Separation Date.

      c. In the event that profit sharing is awarded, Mr. Desbiens shall be eligible for a contribution under the 2000 Supplemental Retirement Plan for FYE 2002 and through the severance period. If profit sharing is not awarded, there will be no Supplemental Retirement Plan payment.

      d. Mr. Desbiens shall have full use of his Perquisite Account for calendar year 2002, and shall be eligible for consideration for a CMIP bonus at 90% of base salary with no requirement to take any portion of the bonus in restricted stock. Mr. Desbiens will be automatically entitled to such CMIP bonus in the event that GTECH distributes or commits to distribute such bonus to any of the other senior vice presidents employed by GTECH for all or a portion of fiscal year 2002.

      e. GTECH shall continue to provide Mr. Desbiens with his current car allowance, of $1,250.00 per month, subject to all applicable deductions, for a period of ten (10) months from the Separation Date.

      f. Mr. Desbiens shall be entitled to an Annual Executive Physical Examination for calendar year 2001, and an Annual Executive Physical for calendar year 2002, both of which must be taken prior to May 2, 2002; and shall be entitled to Executive Tax Preparation fees in calendar years 2002 and 2003, provided such amount does not exceed $5,000.00 per year.

      g. Within 30 days of the Separation Date, GTECH agrees to buy back Mr. Desbiens's house, including furniture and accessories purchased prior to August 28, 2001, or furniture and accessories purchased after August 28, 2001, where Mr. Desbiens had entered into a binding agreement to purchase such furniture and accessories prior to August 28, 2001. Mr. Desbiens may also complete, and will be reimbursed by GTECH for, any improvements and fixtures which have already been planned or initiated, with materials and workmanship of a quality comparable to the materials and workmanship of the house on the date hereof. The buyback is at the option of Mr. Desbiens and will be based on the actual purchase prices, which must be documented by contemporaneous receipts and closing documents. The closing will take place no later than thirty (30) days from the date on which Mr. Desbiens gives GTECH notice that he wishes to exercise such option.

      h. Mr. Desbiens will be entitled to continue making contributions, up to the maximum allowable amount, to GTECH's 401(k) retirement plan through May 2, 2002, with contemporaneous maximum matching contributions by GTECH, in accordance with Mr. Desbiens' and GTECH's past practice.

4.    Continuing Obligations.  Mr. Desbiens further covenants with GTECH as follows:
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      a. For a period of three years after the Separation Date, Mr. Desbiens, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any third party claims, investigations, litigation or similar proceedings that may involve the Company with respect to the period of Mr. Desbiens' employment with the Company. If such information or assistance is required, Mr. Desbiens shall be reimbursed by the Company upon presentation of actual receipts for any and all reasonable expenses incurred by him in providing such information and assistance and shall be compensated by the Company at a reasonable hourly rate to be agreed upon by the parties for the time he spends providing such information and assistance.

      b. Mr. Desbiens shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, or other information relating to the business of the Company, provided that such restriction on additional information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature, (iii) obtained by Mr. Desbiens after the Separation Date from a third party without binder of secrecy, or (iv) required to be disclosed by Mr. Desbiens by court order or other process of law, provided however, that Mr. Desbiens shall to the extent the circumstances allow, provide the Company with prior written notice of such requirement and with the opportunity to assist in opposing such court order or other process of law. Mr. Desbiens agrees that, except as otherwise agreed by the Company, he will return to the Company, promptly upon request, any physical embodiment of such confidential information.

      c. All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works, hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Mr. Desbiens may have conceived, created, organized, prepared or produced during the period of his employment with the Company and which relate to the business of the Company, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting therefrom, are owned by the Company, and Mr. Desbiens agrees to execute instruments or documents, provide evidence and testimony, and to otherwise assist the Company in establishing, enforcing and maintaining such rights, title and interest of the Company.

      d. At GTECH's request, Mr. Desbiens will continue to serve as a member of the Board of Directors of GTECH and/or the subsidiaries and affiliates of GTECH listed on the attached schedule (collectively, the "GTECH Boards"), until the earlier of: (i) May 2, 2002; or (ii) the date on which the shareholders or members of the Boards of Directors of such corporations, as applicable, elect or appoint his successor. GTECH will use all reasonable efforts to locate and caused to be elected or appointed, as applicable, a replacement for Mr. Desbiens on such boards as soon as practicable.

5.    Release.

      5.1 Release by Mr. Desbiens. Mr. Desbiens acknowledges that the payments and benefits
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provided in paragraphs 2 and 3 of this Agreement are greater than any to which he may have otherwise been entitled under any existing Company separation, benefit or compensation policy. In consideration of the foregoing, Mr. Desbiens hereby releases and forever discharges GTECH, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands (including without limitation claims and demands for monetary payment) both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment (as an officer, director or employee), rights or entitlements related thereto or termination of such employment by GTECH and hereby covenants not to file a lawsuit, judicial action or court complaint to assert such claims. This includes but is not limited to claims of breach of contract and wrongful termination and claims arising under the federal Age Discrimination in Employment Act of 1967, as amended, and any other federal, state or local laws prohibiting employment discrimination, or claims growing out of any legal restrictions on GTECH's right to terminate its employees. This Release does not limit Mr. Desbiens's right to file, cooperate with or participate in an age discrimination proceeding before a state or federal fair employment practices agency provided Mr. Desbiens does not recover any monetary benefits in such proceeding.

      5.2 Indemnification by GTECH. In consideration of the release provided for in Section 5.1 hereof, and the agreement by Mr. Desbiens pursuant to Section 4.d, above, to continue to serve as a member of the GTECH Boards, GTECH agrees to indemnify Mr. Desbiens, at a minimum to the fullest extent permissible under Delaware corporate law, and to hold Mr. Desbiens harmless from and against, any and all claims, demands, actions, causes of action, liabilities, damages, losses and expenses (including fees and expenses of counsel) of any kind or nature whatsoever that Mr. Desbiens may sustain or suffer: (i) as a result of a breach of any representation, warranty or covenant made by GTECH in this agreement; or
(ii) by reason of any claim, action or other proceeding asserted or instituted against Mr. Desbiens (a) in his capacity as or because of his status as a member of any of the GTECH Boards, or (b) in connection with his employment by GTECH, or his status as an employee of GTECH, specifically excluding, however, any conduct of Mr. Desbiens at issue in any such claim, action or proceeding which is proved to have been outside the scope, as applicable, of his fiduciary duty as a director of any of the GTECH Boards or the scope of his employment as an employee of GTECH.

6. Advice of Counsel. Mr. Desbiens understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, disability or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and state human rights agencies. Mr. Desbiens acknowledges that he has been advised by GTECH to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one days so that he can thoroughly review and understand the effect of this Agreement before acting on it.


7. Non-Competition and Other Restrictions. Mr. Desbiens further covenants with GTECH as follows and expressly agrees that all payments and benefits due to him under this Agreement are subject to his compliance with the following provisions.
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      a. For ten (10) months after the Separation Date, Mr. Desbiens shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) in the Lottery and Gaming Business (as defined below). As used herein, the "Lottery and Gaming Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries, games of chance and parimutuel wagering however and wherever conducted, excluding, however, the products and services currently provided by Oberthur Gaming Technologies ("OGT"), formerly known as BABN Technologies, and excluding also the products and services of Jenosys Technologies Inc. ("Jenosys"). Mr. Desbiens shall not be deemed to have violated this Section 7(a) merely by virtue of employment by a non-competitive division or subsidiary of a business entity or consolidated group that includes one or more divisions or subsidiaries that does in fact compete with a business carried on by GTECH, nor shall he be precluded from: (i) involvement in any internet business as long as the business is not the Lottery and Gaming Business; or (ii) employment in any capacity by and/or service on the Board of Directors of, Jenosys and/or OGT (except as otherwise limited by this section), or any business providing products or services like those currently provided by OGT. Mr. Desbiens's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity engaged in the Lottery and Gaming Business shall not by itself be deemed to constitute engagement by Mr. Desbiens.

      b. Further, for a period of ten (10) months after the Separation Date, Mr. Desbiens shall not (i) disturb or interfere with any business relationship between the Company and any of its employees, dealers, customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee, customer or shareholder of the Company to terminate such person's relationship with the Company.

      c. Mr. Desbiens recognizes that the possible restrictions on Mr. Desbiens's activities which may occur as a result of his performance of his obligations under this Section 7 and Section 4 are required for the reasonable protection of GTECH and its investments, and Mr. Desbiens expressly acknowledges that such restrictions are fair and reasonable for that purpose. Mr. Desbiens further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 7 and
Section 4, and that GTECH, in addition to all other remedies hereunder and at law or equity, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. If any of the provisions of this Section 7 are held to be in any respect an unreasonable restriction upon Mr. Desbiens then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.

8. Return of Property. Mr. Desbiens shall return to GTECH by the Separation Date any GTECH property in his possession, custody or control.

9. Comments. Mr. Desbiens shall at no time make or cause to be made any derogatory or disparaging comments regarding GTECH, its business, or its present or past directors, officers or
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employees.

10. Tax Withholding. The Company may withhold from any compensation or benefits payable under this agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

11. No Admission. The execution of this Agreement does not represent and shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either GTECH or Mr. Desbiens.

12. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

13. Non-assignability. (a) Neither this Agreement nor any rights or interest hereunder shall be assignable by Mr. Desbiens, his beneficiaries, or legal representatives without GTECH's prior written consent.

      (b) This Agreement shall be binding upon, and accrue to the benefit of, Mr. Desbiens and the Company and their respective heirs, executors, administrators, successors and permitted assigns, including, in the case of GTECH, any person or entity acquiring all or substantially all of the assets.

14. Governing Law. This Agreement is made pursuant to and shall be governed by the laws of the State of Rhode Island, without regard to its rules regarding conflict of laws. In any dispute concerning this Agreement, the non-prevailing party shall pay the prevailing party's reasonable attorney's fees and costs, together with interest on any unpaid amount due at the rate of twelve percent per annum (but not in excess of the highest rate allowed by law).

15. Entire Agreement. This Agreement contains the entire understanding between Mr. Desbiens and GTECH regarding the subject matter hereof and, except as expressly set forth herein, supersedes any prior agreements, written or oral.

16. Stock Options and Certain Other Benefits. Mr. Desbiens's entitlement to any options shall be exercised in accordance with the applicable Stock Option Plans. Additionally, stock options scheduled to vest before May 2, 2002 may be exercised for a period of one year from the Separation Date in accordance with his existing stock option agreement.

17. Change in Control Agreement. Reference is made to the Agreement between GTECH Holdings Corporation ("Holdings") and Mr. Desbiens dated October 13, 1998 (the "CIC Agreement").

      a. Anything in this Agreement to the contrary notwithstanding, in the event a "Change in Control" (as that term is defined in CIC Agreement) occurs after the effective date of this Agreement and on or before May 1, 2002, the CIC Agreement shall take effect in accordance with its terms, and the absolute value of all payments paid and other benefits provided to Mr. Desbiens under this
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Agreement (other than salary payments and health insurance benefits for the period prior to the Separation Date) shall be subtracted from any payments and benefits due to Mr. Desbiens under the CIC Agreement.

      b. In the event a "Change in Control" (as that term is defined in CIC Agreement) occurs after the effective date of this Agreement and on or after May 1, 2002, the CIC agreement shall no longer be in effect and Mr. Desbiens shall not be entitled to any payments or benefits due under the CIC Agreement.

18. Modification. This Agreement may not be changed orally but only by an instrument in writing signed by the parties hereto. Mr. Desbiens acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

19. Revocation; Effective Date. Mr. Desbiens may revoke his agreement to the terms hereof at any time during the seven-day period immediately following the date of his signature below ("Revocation Period") by delivering written notice of his revocation to GTECH. This Agreement shall become effective upon the expiration of the Revocation Period.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

GTECH Holdings Corporation          Attest:

By:
   ------------------------


Date:

GTECH Corporation                   Attest:


By:
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Date:

                                    Witness:

   ------------------------         ------------------------------
Mr. Jean-Pierre Desbiens

Date: